Exhibit 99.2

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NewsRelease

Teledyne Technologies Appoints
Jane Sherburne to Board of Directors

THOUSAND OAKS, Calif. - July 23, 2014 - Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Jane C. Sherburne, former Senior Executive Vice President, General Counsel and Corporate Secretary of The Bank of New York Mellon Corporation, to the company’s board of directors, effective August 1, 2014. The addition of Sherburne raises the number of board members to 11.

“Jane is an outstanding addition to our board,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “She has extensive experience with compliance programs, corporate governance matters, merger and acquisition activities and government affairs, and will be an asset to Teledyne as we continue with our profitable growth and strategic objectives.”

Since leaving Bank of New York Mellon in June 2014, Sherburne has been a principal of Sherburne PLLC, a legal consulting firm providing strategic advice in crisis environments and in connection with regulatory policy developments that she had formed prior to joining BNY Mellon in May 2010. Prior to forming Sherburne PLLC, Sherburne served as Senior Executive Vice President and Corporate Secretary of Wachovia Corporation from June 2008 to January 2009, during which time Wachovia merged with Wells Fargo & Company. From December 2006 to June 2008, Sherburne was General Counsel of Citigroup Inc.’s Global Consumer Business, having first joined Citigroup in July 2001 as a Deputy General Counsel. Until July 2001, Sherburne was a litigation partner at the Washington, D.C. law firm of Wilmer, Cutler & Pickering, having joined the firm in 1984. Sherburne interrupted her private practice from 1994 to 1997 to serve as Special Counsel to the President in the Clinton White House.

Sherburne is Chairman of the Board of the National Woman’s Law Center, a member of the Executive Committee of the Lawyers’ Committee for Civil Rights Under Law, a member of the Board of Trustees of the New York Lawyers for Public Interest, a Trustee of The Constitution Project, a member of the Committee for Economic Development, and a member of the American Law Institute. She also serves on the Council of the Administrative Conference of the United States, to which she was appointed by President Obama in July 2010.

Sherburne holds bachelor’s and masters’ degrees from the University of Minnesota and a law degree from the Georgetown University Law Center, where she was editor of the Georgetown Law Journal.
Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542